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June 9, 2022

Independence Contract Drilling, Inc.
20475 State Highway 249, Suite 300
Houston, TX 77070

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of up to 65,055,331 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), of which (i) 2,673,217 shares of Common Stock are issued and outstanding on the date hereof (such shares, the “Issued Shares”) and (ii) up to 62,382,114 shares of Common Stock are issuable upon conversion of $157.5 million aggregate principal amount of convertible secured PIK toggle notes due 2026 (the “Notes”) issued pursuant to an Indenture, dated as of March 18, 2022, by and among the Company, U.S. Bank Trust Company, National Association as trustee and collateral agent, and the guarantor named therein (the “Indenture”), or upon conversion of PIK Notes (as defined in the Indenture) issuable on the Notes in accordance with the Indenture, including at the Company’s option in connection with a Qualified Merger (as defined in the Indenture) based on a variable conversion rate applicable to such conversion event (with a maximum number of 62,382,114 shares approved for such conversions of such Notes), or upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issuable upon conversion of the Notes in lieu of Common Stock (such issuable shares of Common Stock, the “Underlying Shares,” and collectively with the Issued Shares, the “Shares”). The Shares may be offered and sold by the selling stockholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the certificate of incorporation of the Company, as amended to the date hereof, the by-laws of the Company, as amended to the date hereof, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Indenture and the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents,

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Independence Contract Drilling, Inc.

June 9, 2022

certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have further assumed that (i) the issuance of the Underlying Shares will not violate the certificate of incorporation of the Company or the by-laws of the Company in effect at the time of such issuance (the “Governing Documents”), or any law, regulation, government or court-imposed order, restriction, agreement or instrument then binding on the Company in effect at the time of such issuance, (ii) at the time of issuance of any Underlying Shares, the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, and will have the necessary corporate power, (iii) upon the issuance by the Company of the Underlying Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares thereof that the Company is then authorized to issue under the Governing Documents, and (iv) the certificates of Common Stock, if any, will conform to the specimen thereof examined by us.

Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

(i) the Issued Shares are validly issued, fully paid and non-assessable; and

(ii) the Underlying Shares initially issuable upon conversion of the Notes or PIK Notes in accordance with the Indenture (or, if applicable, upon exercise of Pre-Funded Warrants issued and delivered upon conversion pursuant to the Indenture, against the consideration provided in accordance with the terms of the Pre-Funded Warrant) have been duly authorized, and when issued and delivered pursuant to and in accordance with the terms of the Indenture (and, if applicable, the Pre-Funded Warrants issued and delivered pursuant to the Indenture), the Underlying Shares will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration

Independence Contract Drilling, Inc.

June 9, 2022

Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP